Exhibit 99.1

FOR IMMEDIATE RELEASE

PAULA FINANCIAL REPORTS NET INCOME FOR THE FIRST QUARTER OF 2003

PASADENA, California, May 14, 2003 – PAULA Financial (NASDAQ:PFCO) today announced net income for the first quarter of 2003 of $0.05 per share compared to $0.03 per shares for the 2002 period.   Total revenue for the first quarter of 2003 was $4.6 million compared to $3.3 million for the 2002 period.  Total pre-tax income from continuing operations for the first quarter of 2003 was $522,000 compared to $447,000 in 2002.  Weighted average shares outstanding assuming dilution were 6.3 million in the 2003 period compared to 6.1 million for the 2002 period.

Pan American Underwriters (PAU), the Company’s agency subsidiary, continued its pattern of profitability in the first quarter of 2003.  Jeff Snider, Chairman and CEO, observed, “The 2003 year is off to a solid start with agency policy retention rates in the mid to high 90’s and robust new business activity in workers’ compensation, commercial package and health lines of business.  Additionally, in the first quarter we completed some exciting producer recruiting efforts that solidify our position as the largest crop insurance producer in the western United States.”

Snider continued, “In the second quarter, our attention is focused on managing the implications of the operating changes made by the California State Compensation Insurance Fund (SCIF).  Insurance Commissioner Garamendi and SCIF management have announced a plan to reduce commission rates to all approved agents beginning August 2003.  Our effort in 2002 to dramatically expand crop insurance sales is going to help absorb some of the recently announced changes by SCIF.”

Cash flows from operations were $1.4 million in the first quarter of 2003 compared to $1.0 million in the 2002 period.  “With operating cash flow momentum heading to an annual $4.0 million level, we feel very comfortable with our current bank obligation which now stands at $2.4 million and is scheduled to be fully retired in late 2004,” commented Snider.

The PAU agency is the exclusive manager of an alternative risk Bermuda based workers’ compensation captive called AGGCAP.   AGGCAP has completed its first full year of operation and has successfully renewed all reinsurance agreements to launch year number two.   PAU services include loss control, claims advocacy and other services to AGGCAP members.   Through PAU, AGGCAP has been able to create access to quality reinsurance facilities for California employers seeking self-funded alternatives to conventional workers’ compensation insurance.  Neither PAU nor PFCO participate in the underwriting outcomes of AGGCAP members.

In connection with, and because it desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions readers to recognize the existence of certain forward-looking statements in this press release and in any other statement made by, or on behalf of, the Company, whether or not in future filings with the Securities and Exchange Commission.  Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments.  Some forward-looking statements may be identified by the use of terms such as “expects,” “believes,” “anticipates,” “intends,” or “judgment.” Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond the Company’s control and many of which, with respect to future business decisions, are subject to change.  Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry in general, such as the economic and interest rate environment, legislative and regulatory developments and market pricing and competitive trends, and those relating specifically to the Company and its businesses, such as the level of its insurance premiums and fee income, and acquisitions of companies or blocks of business.  These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. The Company disclaims any obligation to update forward-looking information.

PAULA Financial, through its Pan American Underwriters agency subsidiary, is a specialty distributor of commercial insurance products serving the risk management needs of agribusiness employers in the West since 1946.

Contact:	Debbie Maddocks
Vice President - Finance
PAULA Financial
87 East Green Street, Suite 206
Pasadena, CA 91105
(626) 844-7500

Attached is the financial schedule included in the press release.

PAULA FINANCIAL AND SUBSIDIARIES

SELECTED INCOME STATEMENT DATA

(In thousands, except per share data)

The following provides selected information derived from the Company’s unaudited consolidated financial statements.

	Three Months Ended
	Mar 31, 2003	Mar 31, 2002	Variance

Income:
Commissions	3,470	2,566	35.2%
Contingent commissions	1,065	696	53.0%
Net Investment income	2	4	-50.0%
Service fees	75	10	650.0%
Other	7	6	16.7%

Total income	4,619	3,282	40.7%

Expenses:
Salaries and related expenses	2,346	1,732	35.5%
Interest expense	43	68	-36.8%
Other expenses	1,708	1,035	65.0%

Total expenses	4,097	2,835	44.5%

Income from continuing operations before taxes	522	447	16.8%
Income tax expense	226	187	20.9%

Income from continuing operations	296	260	13.8%

Discontinued operations:
Loss from operations of discontinued underwriting segment	—	(83)	100.0%
Income tax benefit	—	(35)	100.0%

Loss on discontinued operations	—	(48)	100.0%

Net income	$296	$212	39.6%

Earnings per share - assuming dilution
Income from continuing operations	$0.05	$0.04	9.4%
Loss on discontinued operations	$—	$(0.01)	100.0%
Net income	$0.05	$0.03	34.1%

Weighted average shares outstanding - assuming dilution	6,341,936	6,092,585